Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

SUPERGEN SELLS SELECT NON-CORE ASSETS TO INTAS

Mitomycin and Paclitaxel rights sold for $1.2 million

DUBLIN, Calif., April 20, 2007 - SuperGen Inc. (Nasdaq: SUPG) today announced that it signed a definitive agreement to sell the rights to anticancer agents mitomycin and paclitaxel to Intas Pharmaceuticals Ltd. for $1.2 million.

SuperGen will receive $600,000 shortly after signing with the balance due at the time of product transfer later this quarter.  SuperGen will also sell for additional consideration certain related inventory with the transaction.  Both products were part of SuperGen’s initial corporate strategy to move into the commercial oncology market through generic products and then transition into propriety markets as products were approved. Additional non-core assets may be divested later this year.

About SuperGen

Based in Dublin, Calif., SuperGen is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies.  SuperGen is developing a number of therapeutic anticancer products focused on inhibitors of aurora-A, tyrosine kinase and DNA methyltransferase. For more information about SuperGen, please visit http://www.supergen.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements.  Factors that might cause the company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability to complete product transfer obligations for mitomycin and paclitaxel resulting in the receipt of the balance due for this transaction or our success with efforts to divest other non-core assets, and other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K. SuperGen Inc. undertakes no duty to update any of these forward-looking statements to conform them to actual results.

Contacts:

SuperGen	Noonan Russo
Timothy L. Enns	Greg Geissman
S.V.P., Corporate Communications	Director of Media Relations
& Business Development
(925) 560-0100 x111	(619) 814-3510
tenns@Supergen.com	greg.geissman@eurorscg.com

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